Exhibit 99.1

QUARTERLY REPORT for the period ended 30 June 2014

FINANCIAL HIGHLIGHTS

-	72% increase in oil production in the June 2014 quarter over the March 2014 quarter

-	75% increase in estimated oil revenue in the June 2014 quarter over the March 2014 quarter.

Estimated oil and gas revenue of US$4.9 million for the quarter (there is generally a two to three month delay between production and the receipt of the associated cash).

Lease operating, exploration and administration expense for the quarter of US$1.7 million.

-	Net US$4.7 million spent on development during the quarter relating to Samson’s share of the North Stockyard project drilling program.

-	The borrowing base of the reserve based debt facility was increased from $8.0 million to $15.5 million in June 2014. $6.0 million of this has been drawn down with a further $9.5 million available.

-	A closing cash balance for the quarter of US$6.846 million.

OPERATIONAL HIGHLIGHTS

-	In North Stockyard, wells on the Tofte 2 pad (Coopers 2-15-14HBK, Tooheys 4-15-14HBK, and Little Creature 3-15-14HBK) have been on pump for the last 5 months producing a cumulative total of over 154,000 barrels of oil (31,786 barrels net to Samson).

-	The Sail and Anchor 4-13-13HBK and Blackdog 3-13-14HBK wells located on the Tofte 1 pad have been flowing for 3 months producing a cumulative total of over 128,000 barrels of oil (23,906 barrels net to Samson).

-	The drill pipe recovery operation on the Billabong 2-13-14HBK well (also located on the Tofte 1 pad) was successfully completed and the well is now waiting to be fracture stimulated.

-	The two Matilda Bay wells have been drilled. The Matilda Bay 1 well is undergoing a work-over prior to completing the fracture stimulation operation. Matilda Bay 2 is producing after a shut-in for an offset frack job that occurred outside of North Stockyard.

-	Three of the eight Three Forks wells have been successfully drilled and completed (Bootleg 4-14-15TFH, Bootleg 5-14-15TFH and Bootleg 7-14-15TFH). The Bootleg 6-14-15TFH well is currently being drilled.

-	Drilling operations have been successfully completed on the Bluff 1-11 well in the Hawk Springs project. A cased hole testing program will be conducted in the coming months to determine the well’s productivity.

-	The 20.5 square mile Roosevelt 3-D seismic survey on the Fort Peck Indian Reservation in Roosevelt County, Montana has been shot, processed, and is currently being interpreted.

-	Five of the North Stockyard infill wells have been on production for more than 120 days and therefore a view of the performance of these wells can be made with respect to the type curve used by Samson’s independent reserve engineer. This data is presented below as the cumulative oil production plotted against the days on production. The graphic below illustrates that all five wells (Blackdog, Little Creature, Tooheys, Sail & Anchor and Coopers) have out performed the reserve type curve.

Samson Oil & Gas Limited	Samson Oil & Gas USA
Level 16, AMP Building, 140 St Georges Terrace, Perth WA 6000	1131, 17th Street, Suite 710, Denver Colorado 80202
T: +618 9220 9830 F: +618 9220 9820 ABN: 25 009 069 005 ASX: SSN	T: +1 303 295 0344 F: +1 303 295 1961 NYSE: SSN

SAMSON OIL & GAS LIMITED
June 2014 Quarterly Report

North Stockyard Infill
100,000
90,000
80,000
70,000
60,000
50,000
40,000
30,000
20,000
10,000
0
Cummulative Oil prodcution Bbls
-20
0
20
40
60
80
100
120
140
160
Days on Production
sail & anchor
blackdog
coopers
little creature
tooheys
type curve

North Stockyard production has driven a significant increase in total company production over the period as shown below:

SAMSON OIL & GAS LIMITED
June 2014 Quarterly Report

LAND

PROJECT	BASIN	STATE	COUNTY	NET ACRES
Hawk Springs	DJ	Wyoming	Goshen	20,733
Roosevelt	Williston	Montana	Roosevelt	30,000
North Stockyard	Williston	North Dakota	Williams	531
Rainbow	Williston	North Dakota	Williams	950
South Prairie	Williston	North Dakota	Renville	6,465
State GC	Delaware	New Mexico	Lea	130

During the quarter a portion of Samson’s interest in the Billabong 2-13-14HBK was offered to Slawson in accordance to the previous sale agreement and Slawson has exercised its option to acquire 50% of Samson’s interest in the Billabong well following the successful conclusion of the drill pipe recovery. Slawson is paying the previously agreed amount of $890,781 for this interest.

DRILLING PROGRAMME 2014

North Stockyard Oilfield, Williams County, North Dakota

Mississippian/Devonian Bakken & Three Forks Formations, Williston Basin

Bakken infill wells

Samson ~25% Working Interest

The Three Forks Formation, eight well drilling program commenced during the quarter. These wells will be drilled as 8,000 foot laterals in a west-east orientation. The Bootleg 4-14-15TFH, Bootleg 5-14-15TFH and Bootleg 7-14-15TFH were successfully drilled and cased.

All three wells are waiting to be fracture stimulated. The Bootleg 6-14-15TFH is drilling its vertical hole.

The drill pipe recovery operation in Billabong 2-1314H was successfully completed and the well is available to be fracked.

The workover to repair the production liner in Matilda Bay 1-15H has commenced and when completed the well will complete its fracture stimulation program.

Rainbow Field, Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

Gladys 1-20H

Samson 23% and 52% Working Interest

Continental Resources Inc (NYSE: CLR) has commenced drilling the Gladys 1-20H well, a 1,280 acre lateral (approximately 10,000 feet) in the middle Bakken. Samson has a 23% working interest in this well. This well will be the first in the Rainbow project, which is expected to maintain Samson’s production growth following the completion of the North Stockyard infill program towards the end of 2014. Rainbow is expected to support a drilling program of up to 14 wells, comprised of 8 wells in the middle Bakken and 6 in the Three Forks.

Hawk Springs Project, Goshen County, Wyoming

Wildcat (Exploratory) Permo-Penn Hartville Formation, Northern D-J Basin

Bluff #1-11 well

Samson 25% Before Tanks Paying Interest, 35.41% After Tanks Working Interest in the Bluff #1-11 well

Drilling operations have been completed on the Bluff 1-11 well after reaching the Precambrian basement at a total depth of 8,900 feet. The working interest owners have agreed to a cased hole testing program that will test three separate zones. The first zone to be tested will be the Jurassic Canyon Springs Formation, the second zone will be the Jurassic Morrison Formation, and the third zone will be the Cretaceous lower Dakota Formation. Consideration is still being given to test the Permian target zone if sufficient evidence is obtained to warrant the completion.

South Prairie Project, North Dakota

Mississippian Mission Canyon Formation, Williston Basin

Pubco Prospect – York #3-9 well

Samson 25% Working Interest

The operator of the South Prairie Project has finished leasing the Pubco prospect. The well to be drilled on the prospect is named the York #3-9 and is slated to be drilled before the end of September 2014 (at an estimated net cost to Samson of US$171,626). The York #3-9 is located in the NE1/4 of the SE1/4 in S3-T156N-R82W in Ward County, North Dakota.

The well is targeting a Mission Canyon objective, which has been proven productive on trend to the north of the Pubco structure. The prospect, which has been defined by a 3-D seismic grid, exhibits trap formation prior to the regional migration of hydrocarbons from the basin center, which is considered to be a key attribute of the fields discovered to the north.

PROJECTS

PROJECTS LOCATION MAP

SAMSON OIL & GAS LIMITED
June 2014 Quarterly Report

North Stockyard Oilfield, Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

Samson has fourteen producing wells in the North Stockyard Oilfield.

The Harstad #1-15H well (34.5% working interest) was down for the entire quarter whilst some of the surface facility equipment was replaced. The well has cumulative gross oil production of 113 MSTB.

The Leonard #1-23H well (10% working interest, 37.5% after non-consent penalty) was down for 18 days during the quarter due to a tubing failure. The well averaged 66 BOPD and 95 Mscf/D during the quarter. To date, the Leonard #1-23H well has produced approximately 122 MSTB and 129 MMscf.

The Gene #1-22H well (30.6% working interest) was down for approximately 19 days during the quarter due to parted sucker rods. The well-produced an average daily rate of 81 BOPD and 105 Mscf/D during the quarter. The cumulative production to date is approximately 171 MSTB and 205 MMscf.

The Gary #1-24H well (37% working interest) averaged 81 BOPD and 110 Mscf/D during the quarter. The cumulative production to date is approximately 174 MSTB and 276 MMscf.

The Rodney #1-14H well (27% working interest) was down for approximately 26 days during the quarter due to a downhole problem. When it was producing, the well averaged 200 BOPD and 235 Mscf/D during the quarter. The cumulative production to date is approximately 132 MSTB and 185 MMscf.

The Earl #1-13H well (32% working interest) was down for 20 days during the quarter due to planned shut-in periods while completing offset wells. The well produced at an average daily rate of 109 BOPD and 152 Mscf/D. Cumulative production to date is approximately 219 MSTB and 316 MMscf.

The Everett #1-15H well (26% working interest) was down for all but 17 days during the quarter due to planned shut-in periods while completing offset wells. The Everett well produced at an average daily rate of 207 BOPD and 190 Mscf/D during the quarter. Cumulative production to date is approximately 120 MSTB and 157 MMscf.

The Sail & Anchor 4-13-14HBK well (25.03% working interest) flowed the entire quarter and has produced 46.7 MSTB and 19.8 MMscf for an average daily rate of 255 BOPD and 283 Mscf/D.

The Coopers 1-23-13HBK well (28.23% working interest) flowed all of April and most of May. A rod pump was installed May 8th. Since then the well has continued to pump and has produced 39.1 MSTB for an average daily rate of 267 BOPD.

The Little Creature 3-15-14HBK well (27.76% working interest) was shut in for a week during the quarter due to production facility issues. A rod pump was installed on the well and has continued to pump for the duration of the quarter. The well has produced 61.7 MSTB for an average of 369 BOPD.

The Tooheys 4-15-14HBK well (28.23% working interest) was shut in for a week during the quarter due to production facility restrictions. A rod pump was installed on the well and has continued to pump for the duration of the quarter. The well has produced 52.5 MSTB for an average daily rate of 221 BOPD.

The Blackdog 3-13-14HBK well (24.86% working interest) flowed the entire quarter and continues to outperform. The well has produced 80.3 MSTB and 51.2 MMscf for an average daily rate of 708 BOPD and 656 Mscf/D.

The Matilda Bay 2-15HBK well (32.97% working interest) was successfully drilled and hydraulic fracture stimulated. The well had an IP rate of 1,117 BOPD. The well was shut-in for an offset frack occurring outside the North Stockyard project, but is now producing after a rod pump installation.

The Matilda Bay 1-15HBK well (32.97% working interest) was successfully drilled and cased. During the fracture stimulated treatment a casing leak was detected. A work over is underway to drill out the sleeves and to determine the pressure loss point, which will then be repaired. The balance of the frack treatment will be conducted as a plug and perforation technique. The well is shut-in currently waiting for a work over and completion of the initial frack. With only 6 frack stages of the planned 24 stages completed, the well had an IP rate of 318 BOPD.

SAMSON OIL & GAS LIMITED
June 2014 Quarterly Report

Rainbow Project, Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

Samson holds 950 net acres in two 1,280 acre drilling units located in the Rainbow Project, Williams County, North Dakota. The Rainbow Project is located in Sections 17, 18, 19 and 20 in T158N R98W.

The project is expected to support drilling 14 wells; eight wells in the middle Bakken and six wells in the first bench of the Three Forks. These wells will be configured as north-south orientated 10,000 foot horizontals.

In the western drilling unit of the acquired acreage, Samson holds a 52% working interest. In the eastern drilling unit, Samson’s interest is 23%. Continental Resources has been designated as Operator, due to their larger working interest.

The first well in this project area, the Gladys 1-20H well (SSN 23% WI), has commenced drilling and is currently setting the intermediate casing in the middle Bakken at a depth of 10,430 feet (MD)

Roosevelt Project, Roosevelt County, Montana

Mississippian Bakken Formation, Williston Basin

Samson 100% working interest in Australia II & Gretel II wells, 66.7% in any subsequent drilling

Samson has an interest in approximately 45,000 gross acres (30,000 net acres) in the Roosevelt project. Samson entered into a farm-out agreement with Momentus Energy in this area last quarter. The transaction requires Momentus Energy to acquire a 20 square mile 3-D seismic survey, and drill a horizontal Bakken well in exchange for a 50% interest in the entire project area. The transaction included earning 50% equity in Samson’s two wells in the project (Australia II and Gretel II) in exchange for a full carry in an approved (by Samson) workover of both wells. This option was not exercised by the farminee. The 3-D seismic survey has been shot and processed. The data is in-house and is being interpreted.

The Australia II well (SSN 100%) has recommenced production at around 160 BOPD following a pump change out.

The Abercrombie #1-10H well (SSN 2.82% working interest) has produced a cumulative 61,473 barrels of oil and 83,766 Mscf while producing at an average rate of approximately 35 BOPD and 87 Mscf/D during the quarter.

The Riva Ridge 6-7-33-56H well (SSN 0.58% working interest) has produced a cumulative 29,253 barrels of oil and 10,269 Mscf while producing at an average rate of approximately 32 BOPD and 12 Mscf/D during the quarter.

South Prairie Project, North Dakota

Mississippian Mission Canyon Formation, Williston Basin

Samson 25% working interest

Samson has a 25% working interest in 25,858 acres, which is located on the eastern flank of the Williston Basin in North Dakota. The target reservoir for the project is the Mississippian Mission Canyon Formation. Seventy-six square miles of 3-D seismic data have been shot, processed, and interpreted. The Matson #3-1 well was the first well drilled in the project and was plugged and abandoned. Based on the technical analysis of this result, the forward program will show a preference for structural closures that exist along the salt edge rather than those created by dissolution events further interior to the salt edge. The joint venture is focusing on developing three structural closure prospects (Pubco, Deering, and Birch) along the Prairie Salt edge in the South Prairie 3-D project. The joint venture has approved the Pubco Prospect that will be drilled next on the eastern edge of the South Prairie 3-D seismic survey. This well, named the York #3-9, will be drilled before the end of September 2014 at an estimated net cost to Samson of US$171,626.

SAMSON OIL & GAS LIMITED
June 2014 Quarterly Report

Sabretooth Gas Field, Brazoria County Texas

Oligocene Vicksburg Formation, Gulf Coast Basin

Samson 9.375% Working Interest

Production for the Davis Bintliff #1 well averaged 3.5MMscf/D and 28 BOPD for the quarter. Cumulative production to date is approximately 7.35 Bscf and 80.5 MSTB.

State GC Oil and Gas Field Lea County New Mexico

Permian Bone Spring Formation, Western Permian Basin

Samson 27% Working Interest

The State GC oil and gas field is located in Lea County, New Mexico, and includes two wells, which produced at an average rate of 35 BOPD and 1.0 Mscf/D during the quarter.

Hawk Springs Project, Goshen County, Wyoming

Cretaceous Niobrara Formation& Permo-Penn Project, Northern D-J Basin

Samson currently has a 100% to 37.5% Working Interest

The Defender US33 #2-29H well is pumped intermittently and produced 434 bbls of oil during the quarter.

Schlumberger was employed to model the Defender fracture stimulation program to determine the effectiveness of the frack using all the data that was gathered by Samson during the drilling, logging, coring, and completion of the well. It was determined from the model that the effective or contributive half-length of the 43 individual stimulated fractures ranged from 12-60 feet. This result indicates a frack with poor conductivity, which means the fractures are not very effective in delivering oil to the wellbore. The poor conductivity looks to be due to the presence of bentonite laminations, which hinders fracture propagation. The presence of bentonite also increases the occurrence of proppant embedment and stress (fracture closure pressure). From this information we can conclude that the Defender well is not a suitable candidate for a re-frack.

The Bluff Prospect was drilled during the quarter, to test multiple targets in the Permian and Pennsylvanian sections in a 4-way structural trapping configuration. The Bluff #1-11 well reached a total depth of 8,900 feet after intersecting the pre-Cambrian basement on June 13th.

Various oil shows were observed in the Cretaceous, Jurassic, Permian, and Pennsylvanian intervals while drilling. After running drill-pipe conveyed logging tools in the deeper portion of the well below the intermediate casing, the Pennsylvanian zones, were deemed to be too thin and uneconomic to produce. The Permian target zone (from 7738’-7756’) displayed excellent porosity (up to 29% density porosity), with resistivity measured of 2.5 ohms. As a result the calculated water saturation was high, and deemed to be water saturated, so the bottom portion of the hole below the intermediate casing was plugged. Further analysis of the Permian target zone is still ongoing to discern the source of the nitrogen gas kicks. If it is determined that the nitrogen is coming from the Permian target zone, this would validate the trap in the Bluff prospect and the potential to host an oil leg below the gas cap. If the evidence gathered points in this direction, a recommendation will be presented to the partners to drill out the cement plug and test the Permian target zone.

If the Permian target zone is determined not to be viable to test, the test program will comprise three zones in the Jurassic and Cretaceous sections, which are behind the intermediate casing. Log pay was determined in the both the Dakota and Morrison Formations. Using a 60% water saturation as a cut-off to determine oil productive zones, 23.5 feet of log pay was indicated in the Dakota (from 6,393 to 6,485 feet) and 3.5 feet in the Morrison (from 6,605 to 6,625 fee). The Jurassic Canyon Springs Formation could also be productive. When comparing the Canyon Springs reservoir characteristics in the Bluff well to analog producing fields in the southern Powder River Basin, there are similarities between the two. Therefore Samson has proposed to also perforate a zone in the Canyon Springs to determine its productivity.

Harrod Oilfield, Campbell County, Wyoming

Pennsylvanian Minnelusa Formation, Powder River Basin

Samson 25% working interest

The Harrod 4-2 well was shut-in due to mechanical problems and plugging operations are being considered.

SAMSON OIL & GAS LIMITED
June 2014 Quarterly Report

Pierce 44-27 Oilfield, Campbell County, Wyoming

Permo-Pennsylvanian Minnelusa Formation, Powder River Basin

Samson 100% working interest

The Pierce 44-27 Unit well is back on production making 5-10 BOPD.

BO: Barrels of oil

BOE: Barrels of oil equivalent (gas converted at its heating value)

BOPD: Barrels of oil per day

BOEPD: Barrels of oil equivalent per day

MCF: Thousand cubic feet

MSTB: Thousand stock tank barrels

MMCF: million cubic feet (of natural gas)

MMSCF/D – million standard cubic feet per day

PRODUCTION

Estimated net production by Project for the June 2014 quarter is as follows:

	OIL– Bbls	GAS - Mscf	BOE
North Stockyard	48,316	20,670	51,761
Hawk Springs	121		121
Other	2,150	27,244	6,774
Total	50,587	47,914	58,656

Estimated daily net production by Project for the June 2014 quarter is as follows:

	OIL– Bbls	GAS - Mscf	BOE
North Stockyard	536	230	574
Hawk Springs	1	-	1
Other	24	302	74
Total	561	532	649

Estimated net production and revenue:

	OIL Bbls	OIL US$	GAS Mscf	GAS US$	TOTAL US$
March 2014 Quarter	29,408	2,645,447	48,940	310,745	2,956,192
June 2014 Quarter	50,587	4,625,094	47,912	240,068	4,865,162

Average commodity prices:

	GAS US$/Mscf	OIL US$/Bbl
March 2014 Quarter	$6.35	$89.95
June 2014 Quarter	$5.01	$91.43

In some cases revenue is yet to be received and is therefore an estimate.

SAMSON OIL & GAS LIMITED
June 2014 Quarterly Report

LIQUIDITY

Sources of cash for the next quarter are as follows:

US$’000’s
Current cash on hand	6,846
Cash receipts from June quarter oil and gas sales	4,100*
Further debt drawdown	9,500
TOTAL	20,446

* Estimate based on realized June quarter production and $92 oil price (indicative of current Bakken oil pricing), allowing for a two month delay between production and cash receipt

FINANCIAL

Cash Distribution

Bank of the West (Samson’s trading bank)	US$4,397,952
Bank of New York Mellon	US$17,946
Mutual of Omaha	US$438,721
National Australia Bank	A$2,082,561

Foreign Exchange Rates

The closing A$:US$ exchange rate on 30 June 2014 was $0.9420 The average A$:US$ exchange rate for the quarter was $0.9330.

The Company’s cash position at 30 June 2014 was as follows:

US$ (‘000’s)
Cash at bank and on deposit	:	6,846

Hedging

Samson has the following hedging in place with respect to WTI pricing:

Hedging put in place in February 2014

	Volume – BBLS (annual total)	Floor	Ceiling
2014	10,473	90.00	99.30
2015	18,270	85.00	89.85
2016	2,788	85.00	89.85

Hedging put in place in May 2014

	Volume – BBLS (annual total)	Average Swap Price	Ceiling
2014	26,900	98.34	99.30
2015	39,791	92.465	89.85

Samson also has $105 call options in place with respect to 31,531 barrels of oil over the 2014, 2015 and 2016 calendar years.

As at 30 June 2014 the value of Samson’s hedging program was ($413,000).

SAMSON OIL & GAS LIMITED
June 2014 Quarterly Report

For and on behalf of the Board of	For further information please contact
SAMSON OIL & GAS LIMITED	Denis Rakich, Company Secretary, on 08 9220 9882

TERRY BARR Managing Director 28 July 2014	Information contained in this report relating to hydrocarbon reserves was compiled by the Managing Director of Samson Oil & Gas Ltd., T M Barr a Geologist who holds an Associateship in Applied Geology and is a fellow of the Australian Institute of Mining and Metallurgy who has 30 years relevant experience in the oil & gas industry.

SAMSON OIL & GAS LIMITED
June 2014 Quarterly Report

Rule 5.3

Appendix 5B

Mining exploration entity quarterly report

Introduced 01/07/96 Origin Appendix 8 Amended 01/07/97, 01/07/98, 30/09/01, 01/06/10, 17/12/10

Name of entity
Samson Oil and Gas Limited

ABN	Quarter ended (“current quarter”)
25 009 069 005	30 June 2014

Consolidated statement of cash flows

Cash flows related to operating activities		Current quarter $US’000	Year to date (12.months) $US’000
1.1	Receipts from product sales and related debtors	4,149	8,315
1.2	Payments for (a) exploration & evaluation (b) development (c) production (d) administration	- (4,740) (1,294) (1,651) -	(420) (23,939) (3,442) (6,407)
	Dividends received		-
	Interest and other items of a similar nature received	10	118
	Interest and other costs of finance paid	(61)	(61)
	Income tax(payment) refund	-	-
	Other (provide details if material)	-	-
	Net Operating Cash Flows	(3,587)	(25,836)
	Cash flows related to investing activities
	Payment for purchases of: (a) prospects (b) equity investments (c) other fixed assets	- - - (43)	- - (68)

SAMSON OIL & GAS LIMITED
June 2014 Quarterly Report

Proceeds from sale of: (a) prospects (b) equity investments (c) other fixed assets	- - - -	2,859 - -
Loans to other entities		-
Loans repaid by other entities	-	-
Other (provide details if material)	-	-
Net investing cash flows	(43)	2,791
Total operating and investing cash flows	(3,630)	(23,045)
Cash flows related to financing activities
Proceeds from issues of shares, options, etc.	3,778	10,589
Proceeds from sale of forfeited shares	-	-
Proceeds from borrowings	(63)	5,747
Repayment of borrowings	-	-
Dividends paid	-	-
Other (provide details if material)	22	(81)
Net financing cash flows	(3,737)	16,255
Net increase (decrease) in cash held	107	(6,790)

SAMSON OIL & GAS LIMITED
June 2014 Quarterly Report

Cash at beginning of quarter/year to date	5,753	13,349
Exchange rate adjustments to item 1.20	986	287
Cash at end of quarter	6,846	6,846

Payments to directors of the entity and associates of the directors

Payments to related entities of the entity and associates of the related entities

		Current quarter $US'000
1.23	Aggregate amount of payments to the parties included in item 1.2	201
1.24	Aggregate amount of loans to the parties included in item 1.10	-
1.25	Explanation necessary for an understanding of the transactions
	Monies paid to Directors for salary and fees

Non-cash financing and investing activities

2.1	Details of financing and investing transactions which have had a material effect on consolidated assets and liabilities but did not involve cash flows

2.2	Details of outlays made by other entities to establish or increase their share in projects in which the reporting entity has an interest

Financing facilities available

Add notes as necessary for an understanding of the position.

		Amount available $US’000	Amount used $US’000
3.1	Loan facilities	15,500	6,000
	Credit standby arrangements	-	-

*In January 2014 a reserve based debt facility was entered into for $25 million with an initial borrowing base of $8 million, of which $6 million was drawn down as at March 2014. In June 2014, the borrowing base was increased to $15.5 million.

SAMSON OIL & GAS LIMITED
June 2014 Quarterly Report

Estimated cash outflows for next quarter*

		$US’000
4.1	Exploration and evaluation	1,000
	Development	7,400
	Production	787
	Administration	1,500
	Total	10,687

*These outflows are expected to be funded through current cash reserves, proceeds from Samson’s capital raising (completed in April 2014), cash received during the quarter from the sale of oil and gas and a further drawdown of our credit facility together totaling US$20.4 million.

Reconciliation of cash

Reconciliation of cash at the end of the quarter (as shown in the consolidated statement of cash flows) to the related items in the accounts is as follows.		Current quarter $US’000	Previous quarter $US’000
5.1	Cash on hand and at bank	6,846	5,753
5.2	Deposits at call	-	-
	Bank overdraft	-	-
	Other (provide details)	-	-
	Total: cash at end of quarter (item 1.22)	6,846	5,753

Changes in interests in mining tenements

		Tenement reference	Nature of interest (note (2))	Interest at beginning of quarter	Interest at end of quarter
6.1	Interests in mining tenements relinquished, reduced or lapsed
Interests in mining tenements acquired or increased

SAMSON OIL & GAS LIMITED
June 2014 Quarterly Report

Issued and quoted securities at end of current quarter – all reference to option exercise price is in AUSTRALIAN DOLLARS

Description includes rate of interest and any redemption or conversion rights together with prices and dates.

		Total number	Number quoted	Issue price per security (see note 3) (cents)	Amount paid up per security (see note 3) (cents)
7.1	Preference +securities(description)
7.2	Changes during quarter (a) Increases through issues (b) Decreases through returns of capital, buy-backs, redemptions
7.3	+Ordinary securities	2,837,756,933	2,837,756,933
7.4	Changes during quarter (a) Increases through issues (b) Decreases through returns of capital, buy-backs	290,129,740	290,129,740
7.5	+Convertible debt securities (description)
7.6	Changes during quarter (a) Increases through issues (b) Decreases through securities matured, converted
7.7	Options(description and conversion factor)	29,000,000 31,500,000 4,000,000 4,000,000 229,659,608 4,000,000 87,033,246	- - - - 229,659,608 - -	Exercise price 8c 8c 16.4c 15.5c 3.8c 3.9c 3.3c	Expiry date 31.10.2014 31.12.2014 31.12.2014 31.10.2015 31.03.2017 30.11.2017 30.04.2018
7.8	Issued during quarter

SAMSON OIL & GAS LIMITED
June 2014 Quarterly Report

7.9	Exercised during quarter	18,920	18,920	3.8c	31.03.2017
7.10	Expired during quarter
7.11	Debentures (totals only)
7.12	Unsecured notes (totals only)	NIL	NIL

Compliance statement

1	This statement has been prepared under accounting policies which comply with accounting standards as defined in the Corporations Act or other standards acceptable to ASX (see note 5).

2	This statement does give a true and fair view of the matters disclosed.

Sign here:		Date: 28 July 2014
(Company secretary)

Print name:	Denis Rakich

Notes

1	The quarterly report provides a basis for informing the market how the entity’s activities have been financed for the past quarter and the effect on its cash position. An entity wanting to disclose additional information is encouraged to do so, in a note or notes attached to this report.

2	The “Nature of interest” (items 6.1 and 6.2) includes options in respect of interests in mining tenements acquired, exercised or lapsed during the reporting period. If the entity is involved in a joint venture agreement and there are conditions precedent which will change its percentage interest in a mining tenement, it should disclose the change of percentage interest and conditions precedent in the list required for items 6.1 and 6.2.

3	Issued and quoted securities The issue price and amount paid up is not required in items 7.1 and 7.3 for fully paid securities.

4	The definitions in, and provisions of, AASB 6: Exploration for and Evaluation of Mineral Resources and AASB 107: Statement of Cash Flows applies to this report.

5	Accounting Standards ASX will accept, for example, the use of International Financial Reporting Standards for foreign entities. If the standards used do not address a topic, the Australian standard on that topic (if any) must be complied with.

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